EXHIBIT 99.3
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Factory Card and Party Outlet Logo


Contact:          William E. Freeman
                  Chief Executive Officer
                  James D. Constantine
                  Chief Financial Officer
                  (630) 579-2000                          FOR IMMEDIATE RELEASE
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FACTORY CARD OUTLET ANNOUNCES IT EXPECTS TO EMERGE FROM BANKRUPTCY IN SPRING OF
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2002
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NAPERVILLE, ILLINOIS FEBRUARY 5, 2002 - Factory Card Outlet Corp. announced today that the United States Bankruptcy Court for the District of Delaware had approved their disclosure statement relating to its amended plan of reorganization that it filed with the Court on February 5, 2002. The Company indicated that it would commence soliciting creditor and shareholder acceptance of the amended plan on or about February 11, 2002. The amended plan is supported by the Creditors' Committee and Equity Committee appointed in the Company's Chapter 11 Cases. Under the terms of the amended plan, upon its emergence from Chapter 11, most general unsecured creditors would share receipt of approximately 90 percent of the common stock of the Reorganized Company and cash distributions of $1.0 million. In addition, creditors would receive $2.6 million three years from emergence, subject to certain prepayment provisions. Holders of the Company's outstanding common stock would receive 5 percent of the common stock of the Reorganized Company and warrants to purchase an additional 10 percent of the common stock of the Reorganized Company at various premiums to reorganization equity value.

Under the terms of the amended plan, certain trade vendors will convert a portion of their post-petition trade receivables aggregating $3.13 million to a convertible note and provide favorable trade terms.

"Our associates have worked hard in a difficult retail climate to continue a dramatic turnaround and we are pleased to have the support of our loyal vendor community," said Chairman, Chief Executive Officer and President, William E. Freeman. "The approval by the court to initiate solicitation of acceptance of the amended plan by creditors and stockholders is a key step to the Company's successful emergence from bankruptcy" he added.

The disclosure statement should be reviewed with respect to the specific items of the distributions proposed to be made to creditors and current stockholders as well as other information relevant to the amended plan of reorganization.

According to the disclosure statement, the Company estimated a net loss of $4.8 million for fiscal year ended February 2, 2002 compared with a loss of $8.7 million a year ago. Estimated earnings before interest, depreciation and charges related to the reorganization for the fiscal year 2001 are $10.5 million compared with $9.8 million a year ago.

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The Company also stated that Wells Fargo Retail Finance, the Company's existing lender, has extended the Company's debtor-in-possession financing agreement to May 31, 2002. The Company anticipates emerging from Chapter 11 by early spring if the requisite majority of creditors and common stockholders accept the amended plan, and the court confirms the amended plan. A confirmation hearing is currently scheduled to be held on March 20, 2002.

Factory Card Outlet operates 172 company-owned retail stores, in 20 states, offering a vast assortment of party supplies, greeting cards, gift-wrap and other special occasion merchandise at everyday value prices. On March 23, 1999, the company filed a petition for reorganization under Chapter 11 of Title 11 of the United States Code and is currently operating as a debtor in possession.

Certain statements in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, year-end adjustments and other factors which may cause the actual results, performance, or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements express or implied by such forward-looking statements. All forward-looking statements relating to aspects of any plan of reorganization that may be submitted in connection with the Chapter 11 case are dependent upon the proposal of an acceptable reorganization plan and the confirmation of such plan by the Bankruptcy Court.

In general, the results, performance or achievements of the Company and its stores and the value of the Company's common stock are dependent upon a number of factors including, without limitation, the impact of the Chapter 11 case; the ability to meet sales plans; weather and economic conditions; dependence on key personnel; competition; ability to anticipate merchandise trends and consumer demand; ability to maintain relationships with suppliers; successful implementation of information systems; successful handling of merchandise logistics; inventory shrinkage; ability to meet future capital needs; governmental regulations; and other factors both referenced and not referenced in the Company's filings with the Securities and Exchange Commission.